Exhibit 10.2

NONCOMPETITION, NONSOLICITATION, PROPRIETARY AND CONFIDENTIAL INFORMATION AND DEVELOPMENTS AGREEMENT

This Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement (the “Agreement”) is made by and between the entity in the Company (as defined below) that employs you and Jeffrey S. Sherman (“you”).  For purposes of the Agreement, the “Company” includes HMS Holdings Corp. and its direct and indirect subsidiaries, corporate or other affiliates, and their successors and assigns.

In consideration of your employment with the Company and for other valuable consideration, the receipt and sufficiency of which consideration you hereby acknowledge, you agree as follows:

1.                                      Condition of Employment; Nature of Business; Duration of Obligations.

To become and remain an employee of the Company, you must sign and comply with this Agreement, which will assist in protecting our business and protect our Proprietary Information (as defined below). Our business makes regular use of Proprietary Information that is more valuable to us because it is kept confidential. You acknowledge that the nature of the Company’s business is such that protection of our Proprietary Information is critical to our business’s survival and success. You agree that the Company’s business operates throughout the United States and so needs to be protected accordingly. You expressly agree that this Agreement will continue to apply to you if and when you are transferred among the entities constituting the Company. You agree that any change or changes in your employment duties or compensation after signing this Agreement does not affect the validity or scope of this Agreement. You acknowledge that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue your employment for any period of time. Your obligations under this Agreement will continue with respect to Proprietary Information during and after your employment for as long as such information continues to meet the definition of Proprietary Information as set forth in this Agreement and your obligations with respect to noncompetition and nonsolicitation will have the time limits described below. Your obligations with respect to Developments (as defined below) will apply during and after employment as described in Section 4.

2.                                      Noncompetition and Nonsolicitation.

(a)                                 In exchange for your continued employment and the receipt of Proprietary Information with respect to the Company, you agree that, while the Company employs you and for a period of 12 months after your employment ends for any reason (the “Noncompetition Period”), you will not directly or indirectly (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise) do any of the following:

(i)             Compete. In the geographical area where the Company does business or, at the time your employment ends, plans to do business, you will not engage or assist others in engaging in any business or enterprise that competes with the Company’s business, including any business or enterprise that develops, designs, produces, manufactures, markets, licenses, sells, renders, or provides any product or service that competes with any product or service actually or planned to be developed, designed, produced, manufactured, marketed, licensed, sold, rendered, or provided by the Company while you are or were employed by the Company; provided that your passive ownership of not more than 1% of the outstanding stock of a publicly-held company will not, by itself, violate this provision. For purposes of this Agreement, you agree that the Company does business throughout and plans to do business throughout the United States;

(ii)          You agree that, if you violate any provisions of this Section 2(a), the Noncompetition Period will be extended by any period of time during which you are in violation, until your period of compliance equals or exceeds, in the aggregate, the Noncompetition Period. If any court of competent jurisdiction finds any restriction set forth in this Section 2 to be unenforceable because the restriction extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

(b)                                 In exchange for your continued employment and the receipt of Proprietary Information with respect to the Company, you agree that, while the Company employs you and for a period of 12 months after your employment ends for any reason, you will not directly or indirectly (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise) do any of the following:

(i)                                     Solicit Clients, Customers, or Accounts. You will not, either alone or in association with others, actually or attempt to solicit, divert, or take away the business or patronage of any of the Company’s clients, customers, or accounts, or prospective clients, customers, or accounts, that the Company contacted, solicited, or served while you were employed by the Company or about which you have Proprietary Information, provided that this Section 2(b)(i) does not prevent you from soliciting clients, customers, or accounts (if you are not using Proprietary Information to do so) for purposes that are not in actual or potential competition with the Company;

(ii)                                  Solicit or Hire Company Employees and Independent Contractors. You will not, either alone or in association with others, actually or attempt to (x) solicit, recruit or induce any Company employee or independent contractor to leave the Company’s service or (y) solicit, recruit, hire, or engage as an employee or independent contractor any individual whom the Company employed or engaged at any time while you were employed by the Company, except for an individual whose employment or other service relationship with the Company ended at least six months before the date of your action; and/or

(iii)                               Disclose or Utilize Product Development. You will not, either alone or in association with others, disclose to, or utilize for the benefit of, any entity other than the Company, any systems or product development ideas, concepts, or strategies that you or others in communication with you explored, generated, initiated, or discussed for potential implementation during your employment with the Company, even if the Company has not implemented such ideas, concepts, or strategies by the time your employment with the Company ends.

For the purposes of subsection (a) and (b), the terms “customer,” “client,” or “account” as applied to governmental agencies will mean the agency or department for which any of the products or services of the Company are sold or performed during the applicable period, any related program office, and any agency, department, or office that succeeds to the functions of any agency, department, or office to which the Company then provides or within the preceding 12 months provided goods or services (to the extent that the successor replaces part or all of the customer or client to which the Company provided goods or services).

(c)                                  You further agree that, during the Noncompetition Period, you will provide a copy of this Agreement to all persons and entities with whom you seek to be hired or do business as an individual service provider before accepting employment, engagement, board service, or a comparable position with any of entity engaged in any manner in the healthcare or healthcare servicing industry.

3.                                      Proprietary and Confidential Information.

(a)                                 You agree that all information and know-how, whether or not in writing, and not in the Public Domain (as defined below) of a private, secret, or confidential nature concerning the Company’s business, business relationships, or financial affairs (collectively, “Proprietary Information”) are and will be the exclusive property of the Company. By way of illustration but not limitation, Proprietary Information includes

(i)                                     information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in developing, manufacturing, or marketing the Company’s software, products or services, or to financial or personnel data;

(ii)                                  information on or material relating to the Company that when received is marked as “proprietary,” “private,” or “confidential”;

(iii)                               the Company’s trade secrets;

(iv)                              software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including “library subroutines” and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and

(v)                                 any similar information of the type described above that the Company obtained from another party and that the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Proprietary Information must not be improperly disclosed or misused. You will not disclose any Proprietary Information to others outside the Company without written approval by a duly authorized officer of the Company or use the Proprietary Information for any unauthorized purposes, either during or at any time after your employment with the Company, unless and until such Proprietary Information has become public knowledge without your fault. While employed by the Company, you will use your best efforts to prevent any unauthorized publication or disclosure of any Proprietary Information.

(b)                                 Proprietary Information can appear in many forms, all of which must be protected. You agree that all disks, files, documents, letters, memoranda, reports, records, data, drawings, sketches, notebooks, program listings, computer equipment or devices, computer programs, or any other written, photographic, electronic, audio, or other tangible or intangible material containing Proprietary Information, whether created by you or others, that comes into your custody or possession, will be and are the exclusive property of the Company. You must use these materials only in performing your duties for the Company, and you must not copy or remove the materials from the Company’s premises except in the pursuit of the Company’s business. When your employment with the Company ends or at the Company’s request, you agree to return to the Company any and all such materials or copies of the materials in your custody, possession, or control. After such delivery, you agree not to retain any such materials or copies of the materials.

(c)                                  Your obligations with Proprietary Information will extend beyond materials created by or for the Company. You acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or other governmental entities, or related agencies, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions that are made known to you and to take all action necessary to discharge the obligations of the Company under such agreements.

(d)                                 Proprietary Information does not include any information in the Public Domain. The term “Public Domain” means information (a) that was broadly available in the public domain at the time of disclosure to you or thereafter becomes broadly available to the public domain, other than through a breach of this agreement or a wrongful act by you or anyone else subject to an obligation to maintain confidentiality or to protect Proprietary Information; or (b) which was independently developed by you or others before you were employed by the Company (or was independently developed by you or others after your employment by the Company has terminated) and that was so developed without reference to, access to, or use of Proprietary Information and not in breach of this Agreement or any other agreement or obligation to maintain confidentiality or protect Proprietary Information.

4.                                      Developments.

(a)                                 As part of your position with the Company, you have made and may make developments and inventions of value to the Company. You agree that you will make full and prompt disclosure to the Company of all inventions, creations, improvements, ideas, discoveries, trade secrets, secret processes, technology, methods, developments, software, and works of authorship or other creative works, whether patentable or not, that are created, made, conceived or reduced to practice by you or under your direction or jointly with others during your employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Company may use any of your recommendations, information, approaches, suggestions, concepts, ideas, or Developments without compensation beyond your normal compensation as an employee.

(b)                                 You agree to assign and do hereby assign to the Company (or any person or entity the Company designates) all of your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications that are not excluded by the next sentence. However, this subsection 4(b) does not apply to Developments that do not relate to the present or planned business or research and development of the Company and that you made and conceived not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. You understand that, if applicable state law prevents an agreement from assigning to the employer certain classes of inventions made by an employee, this subsection 4(b) will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. You hereby also waive all claims to moral rights in any Developments.

(c)                                  You agree to cooperate fully with the Company, both during and after your employment with the Company, with respect to procuring, maintaining, and enforcing copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. You agree to sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable to protect its rights and interests in any Development. You further agree that if the Company cannot, after reasonable effort, secure your signature on any such papers, any officer of the Company will be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf and to take any and all actions as the Company may consider necessary or desirable to protect its rights and interests in any Development under the conditions described in this sentence.

(d)                                 Attached hereto as Exhibit A is a list of developments, patents, inventions, improvements, copyrightable materials, methods, research data and results, analytical approaches and discoveries, whether patentable or not, that you developed, conceived or acquired prior to your employment with the Company (“Prior Developments”). You hereby agree not to claim or assert any right, title or interest in any other developments, patents, inventions, improvements, copyrightable materials, methods, research data and results, analytical approaches and discoveries not disclosed on Exhibit A attached hereto, except as otherwise provided herein. If there are no Prior Developments listed on Exhibit A, you represent that there are no such Prior Developments.

(e)                                  If you provide to the Company or incorporate in any Company product or system any Prior Developments, or work of any similar nature (from any source), whenever created, that you have not prepared or originated in the performance of your employment with the Company (collectively, “Incorporated Developments”), you hereby grant to the Company a royalty-free, fully paid-up, non- exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Incorporated Developments. You will not include in any Incorporated Developments that you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material you or others have or will patent, copyright or trademark unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

5.                                      Other Agreements.

You confirm that you have disclosed in writing to the Company any and all agreements you have with any previous employer or other party that would or might require you (i) to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or (iii) to refrain from soliciting employees, customers or suppliers of such previous employer or other party. You further confirm that you have not breached and, as an employee of the Company, you will not breach any agreement described in the preceding sentence nor breach any other obligation to keep in confidence proprietary information, knowledge, or data you acquired in confidence or in trust before your employment with the Company. You also represent that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.                                      General Provisions.

(a)                                 Return of Property. When your employment ends or when the Company otherwise requests, you agree to return to the Company any and all Company property in your possession, custody or control, including all keys, files, records, equipment (including computer hardware, software, printers, wireless handheld devices, cellular phones, etc.).

(b)                                 Acknowledgements and Equitable Remedies. You acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and agree that the restrictions are reasonable for such purpose. You agree that any breach of this Agreement will cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, if a breach or threatened breach occurs, you agree that the Company, in addition to such other remedies as may be available, will have the right to obtain specific performance and injunctive relief without posting a bond. You hereby waive the adequacy of a remedy at law as a defense to such relief. You further agree that you will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because you breached any of the obligations under Sections 2 or 5 or improperly revealed or used any Proprietary Information or have threatened to do so.

(c)                                  Entire Agreement and Amendment. This Agreement supersedes all prior agreements, written or oral, between the Company and you relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by a duly authorized officer of the Company and you.

(d)                                 Severability; Waiver. The invalidity or unenforceability of any provision of this Agreement will not affect or impair the validity or enforceability of any other provision of this Agreement. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)                                  Successor and Assigns; Third Party Beneficiaries. This Agreement will bind and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business; provided, however, that your obligations are personal and you cannot assign them to others. You specifically agree that HMS Holdings Corp. is a third party beneficiary of this Agreement and may enforce it directly for its or its affiliates’ benefit.

(f)                                   Governing Law, Forum and Jury Trial Waiver. This Agreement will be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Texas without regard to conflicts of law provisions. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement must be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and the Company and you each consents to the jurisdiction of such a court. With respect to any such court action, the Company and you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified under Section 6(g); and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process. The Company and you each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(g)                                  Notices. All notices required or permitted under this Agreement must be in writing and will be deemed effective upon personal delivery or three business days following deposit in a United States Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service in the case of notice to the Company at its then principal headquarters and in the case of notice to you to the current address on file with the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 6(g).

(h)                                 Notification. You agree that the Company is entitled to communicate your obligations under this Agreement to any future employer or prospective employer of yours and may provide such employer(s) with a copy of this Agreement.

Signatures on Following Page

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Witness our hands and seals:

HMS Holdings Corp.

By:	/s/ Tracy South
Tracy South
EVP, Chief Administrative & HR Officer (CAO)

Date:	July 28, 2014

Jeffrey S. Sherman

/s/ Jeffrey S. Sherman

Date:	July 27, 2014

EXHIBIT A

Ladies and Gentlemen:

The following is a complete list of Prior Developments that I have made, conceived, developed or first reduced to practice (in whole or in part, either alone or jointly with others) prior to my employment by the Company that I desire to clarify are not subject to the Proprietary and Confidential Information and Developments Agreement.

☒                                  No Prior Developments

☐                                    See below:

☐                                    Additional sheets attached

/s/ Jeffrey S. Sherman
Employee Signature

Jeffrey S. Sherman
Name (type or print)